                                                                    EXHIBIT 99.1

HALLWOOD REALTY PARTNERS, L.P. LETTERHEAD
3710 RAWLINS, SUITE 1500, DALLAS, TEXAS 75219-4236

Phone:      214 / 528-5588
Fax :       214 / 528-8855
Website:    www.hallwood.com/hrp


CONTACT:    INVESTOR RELATIONS
            (214) 528-5588
                                                                    NEWS RELEASE

--------------------------------------------------------------------------------


                         HALLWOOD REALTY PARTNERS, L.P.
                 ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS


Dallas, Texas, November 11, 2003 - Hallwood Realty Partners, L.P. ("HRP") (HRY-AMEX) announced today its financial results for the quarter ended September 30, 2003. HRP had net income of $394,000 ($0.24 per unit) for the third quarter of 2003, as compared to net income of $1,843,000 ($1.11 per unit) for the third quarter of 2002. The net results included $3,951,000 and $3,604,000 of non-cash depreciation and amortization expense in the 2003 and 2002 third quarters, respectively.

Total revenues increased $1,074,000, or 6.0%, in the third quarter of 2003 as a result of a $578,000 increase in revenue from property operations and a $496,000 increase in revenue from construction services. Revenue from property operations were enhanced by rental income from the addition of the newly-constructed five-story office building within Executive Park in Atlanta, Georgia. Construction service revenues increased due to more construction projects completed in the 2003 period compared to the 2002 period; by their nature, the demand for and size of construction service projects can vary significantly from time to time.

Total expenses were $2,471,000, or 15.3%, more in 2003's third quarter than in 2002 due to increases in litigation costs of $1,067,000, construction tenant service expense of $453,000, general and administrative expenses of $385,000, depreciation and amortization expense of $347,000, property operating expenses of $116,000, and interest expense of $103,000.

HRP had a net loss of $1,444,000 ($0.90 per unit) for the first nine months of 2003, as compared to net income of $6,259,000 ($3.76 per unit) for the comparable period in 2002. The net results included $11,475,000 and $11,133,000 of non-cash depreciation and amortization expense in the 2003 and 2002 periods, respectively.

Total revenues decreased $604,000, or 1.1%, in the first nine months of 2003 as a result of a $1,306,000 decrease in revenue from construction services, which were lower due to fewer construction projects completed in the 2003 period compared to the 2002 period, offset by a $702,000 increase in rental income primarily from the addition of the newly-constructed five-story office building within Executive Park in Atlanta, Georgia.

Total expenses were $6,966,000, or 14.2%, more in 2003's first nine months than in 2002 due to increases in litigation costs of $6,198,000, general and administrative expenses of $664,000, property operating expenses of $660,000, depreciation and amortization expense of $342,000, and interest expense of $217,000, partially offset by a decrease in construction service expense of $1,115,000.

The information contained in this news release has been derived from financial information to be included in Form 10-Q filed with the Securities and Exchange Commission.


                               Continued on Page 2

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HALLWOOD REALTY PARTNERS, L.P.
THIRD QUARTER 2003 FINANCIAL RESULTS
PAGE 2 OF 2


The following table sets forth selected unaudited financial information (in thousands, except per unit amounts):

                                           Three Months Ended             Nine Months Ended
                                              September 30,                  September 30,
                                       ---------------------------   ----------------------------
                                           2003           2002           2003            2002
                                       ------------   ------------   ------------    ------------
Total revenues                         $     18,855   $     17,781   $     54,397    $     55,001
Total expenses                               18,595         16,124         56,176          49,210
                                       ------------   ------------   ------------    ------------
Income (loss) before interest income            260          1,657         (1,779)          5,791
Interest income                                 134            186            335             468
                                       ------------   ------------   ------------    ------------
Net income (loss)                      $        394   $      1,843   $     (1,444)   $      6,259
                                       ============   ============   ============    ============

Net income (loss) per unit :
        Basic                          $       0.24   $       1.15   $      (0.90)   $       3.90
                                       ============   ============   ============    ============
        Assuming dilution              $       0.24   $       1.11   $      (0.90)   $       3.76
                                       ============   ============   ============    ============

Weighted average units outstanding :
       Basic                                  1,594          1,590          1,593           1,590
                                       ============   ============   ============    ============
       Assuming dilution                      1,652          1,647          1,593           1,647
                                       ============   ============   ============    ============

HRP, a publicly traded Delaware limited partnership, is engaged in the acquisition, ownership and operation of commercial real estate assets.

Certain statements in this news release may constitute "forward-looking statements" which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward- looking statements. These risks and uncertainties are described in greater detail in HRP's periodic filings with the SEC.


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